HealthEquity Announces:
Partner Growth, Year-End Sales Outlook,
Presentation at JP Morgan Healthcare Conference

Draper, Utah – (GLOBE NEWSWIRE) – January 13, 2020 – HealthEquity, Inc. (NASDAQ: HQY) (“HealthEquity” or the “Company”), the nation’s largest independent health savings account (“HSA") custodian, today announced significant growth in its health plan / administrator network partners and employers served. HealthEquity also announced it will provide final sales results for its fiscal year 2020, on February 18, 2020, while providing estimates of HSA members, HSA assets and Total Accounts for its fiscal year ending on January 31, 2020. The Company also provided yield expectations on HSA cash assets for fiscal year 2021.

•	The number of HealthEquity network partners reached 164, up from 141 last year.

•	The number of employer clients served by HealthEquity increased to approximately 100,000 up from approximately 45,000 last year.

•	Estimated HSA members are expected to grow to approximately 5.3 million by January 31, 2020, up from 4.0 million a year earlier.

•	HSA assets are expected to grow to approximately $11.6 billion, up from $8.1 billion a year earlier.

•	HSA cash assets on the HealthEquity platform are expected to grow to approximately $7.4 billion by January 31, 2020, up from $6.4 billion a year earlier.

•	HSA cash assets with legacy WageWorks banking partners will be approximately $1.4 billion by fiscal year-end 2020.

•	HSA invested assets are expected to be about $2.8 billion, excluding the potential impact from market volatility for the remainder of the month of January 2020.

•	HealthEquity estimates it will close fiscal year 2020 with approximately 12.8 million Total Accounts.

•	The Company estimates yields on HSA cash assets on the HealthEquity platform will be approximately 2.40% for fiscal year 2021 based upon current indications provided by its bank deposit partners.
HealthEquity will discuss these results and estimates during its presentation at the 38th Annual JP Morgan Healthcare Conference on Wednesday, January 15, 2020, at the Westin St. Francis hotel in San Francisco. Jon Kessler, President and Chief Executive Officer, and Darcy Mott, Executive Vice President and Chief Financial Officer, will discuss HealthEquity in a presentation scheduled to begin at 9:30 AM Pacific Time and will be available for one-on-one meetings throughout the conference.
A live audio webcast of the presentation along with a copy of the presentation slides will be available and archived on HealthEquity’s investor relations website at http://ir.healthequity.com.

About HealthEquity
HealthEquity administers Health Savings Accounts (HSAs) and other consumer-directed benefits for our more than 12 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our mission to connect health and wealth and value our culture of remarkable “Purple” service. For more information, visit www.healthequity.com.

Forward-looking statements
This press release contains “forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our industry, business strategy, plans, goals and expectations concerning our markets and market position, product expansion, future operations, expenses and other results of operations, revenue, margins, profitability, future efficiencies, tax rates, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to be correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, risks related to the following:

•	our ability to realize the anticipated financial and other benefits from combining the operations of WageWorks with our business in an efficient and effective manner;

•	our ability to compete effectively in a rapidly evolving healthcare and benefits administration industry;

•	our dependence on the continued availability and benefits of tax-advantaged health savings accounts;

•	our ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets;

•	the significant competition we face and may face in the future, including from those with greater resources than us;

•	our reliance on the availability and performance of our technology and communications systems;

•
recent and potential future cybersecurity breaches of our technology and communications systems and other data interruptions, including resulting costs and liabilities, reputational damage and loss of business;

•	the current uncertain healthcare environment, including changes in healthcare programs and expenditures and related regulations;

•	our ability to comply with current and future privacy, healthcare, tax, investment advisor and other laws applicable to our business;

•	our reliance on partners and third-party vendors for distribution and important services;

•	our ability to develop and implement updated features for our technology and communications systems and successfully manage our growth;

•	our ability to protect our brand and other intellectual property rights; and

•	our reliance on our management team and key team members.
For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our most recent Annual Report on Form 10-K and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact:
Richard Putnam

801-727-1209
rputnam@healthequity.com